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                                   EXHIBIT 99
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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT




     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) Report Filed Under Item 5
                                                 -------------------------


                             Multi-Color Corporation
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             (Exact name of registrant as specified in its charter)


          Ohio                          0-16148                31-1125853
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 (State or other jurisdiction          (Commission           (IRS Employer
     of incorporation)                File Number)     Identification No.)


4575 Eastern Avenue, Cincinnati, Ohio                          45226
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    (Address of principal executive offices)                  Zip Code


Registrant's telephone number, including area code  (513) 321-5381
                                                  ------------------------------


- --------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)






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Item 5.  Other Events.
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         This Form 8-K is filed for the purpose of supplying the press release issued by Multi-Color Corporation (the "Company") on May 6, 1996 relating to the Company's issuance of a newly created Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

                                INDEX TO EXHIBITS
                             MULTI-COLOR CORPORATION



Number                      Exhibit Description
- ------                      -------------------


  99                           Press Release

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            MULTI-COLOR CORPORATION



Date:  May 8, 1996                          /s/William R. Cochran
                                            ---------------------
                                            William R. Cochran
                                            Vice President and
                                            Chief Financial Officer







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                                   EXHIBIT 99
                                   ----------


                             MULTI-COLOR CORPORATION


FOR IMMEDIATE RELEASE                              Contact:  William R. Cochran
May 6, 1996


Multi-Color Corporation has successfully completed the final stage of its commitment to strengthen its balance sheet by approximately $3,000,000 by raising $2,625,000 through the sale of 52,500 shares of a newly created issue of Series A Convertible Preferred Stock to Label Venture Group LLC, a Delaware Limited Liability Company, and converting the entire outstanding principal amount ($500,000) of the Subordinated Convertible Notes issued in October, 1995 into a newly created Series B Convertible Preferred Stock.

Each share of Series A Convertible Common Stock is immediately convertible into ten shares of the Company's Common Stock or a total of 525,000 shares of Common Stock, which would be 19.46% of the Company's outstanding Common Stock after the conversion. The Series A Convertible Preferred Stock bears a preferred dividend of $4.25 per share. The Company has the right to redeem the Series A Convertible Preferred Stock starting in May, 1998. The holders of the Series A Convertible Preferred Stock have the right to appoint one member to the Company's Board of Directors and have designated Louis Perlman as their Board designee.

The Series B Convertible Preferred Stock bears a preferred dividend of $4.25 per share, is immediately convertible into 132,420 shares of Common Stock, and may be redeemed by the Company starting in May, 1998.

The Company intends to use the proceeds to support its future capital expansion plans and to reduce its indebtedness to PNC Bank and Star Bank, its principal lenders. The completion of the above, coupled with the recent amended loan agreement, provides the resources to allow Multi-Color to successfully attain its strategic plan. In this regard, Multi-Color wishes to express its thanks to PNC Bank and Star Bank for their cooperation.